UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

CATALENT, INC.

(Name of Registrant as Specified In Its Charter)

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On August 29, 2023, Alessandro Maselli, President & CEO of Catalent, Inc., (the “Company”) sent the following email to the Company’s employees:

Catalent Team,

This morning, as part of our earnings announcement for the fiscal year that ended in June, we announced initiatives aimed at advancing the Company’s positioning for long-term success, reflecting our ongoing commitment to best-in-class management practices. To view the full press release, please click here.

First, the Board has appointed four new independent directors – Steven Barg, Frank D’Amelio, Stephanie Okey, and Michelle R. Ryan. We are excited to welcome them to Catalent and firmly believe that the Company and our stakeholders will benefit from their deep industry expertise, diverse skillset, and significant leadership experience. We welcome the fresh perspectives that these new board members will bring.

Today, we also announced that one of our existing board members, John Greisch, has been appointed Executive Chair of the Board. In addition, the Board has established a new Strategic and Operational Review Committee, which will be chaired by Mr. Greisch and will also include Mr. Barg, Ms. Ryan, and two other existing board members, Gregory T. Lucier and Jack Stahl, as members. This committee will focus on reviewing our business, strategy, and operations, as well as our capital-allocation priorities, to maximize our long-term value. The Committee will make its recommendations to the full Board.

These enhancements to our Board are part of a cooperation agreement with one of our largest investors, Elliott Investment Management L.P. Elliott is a highly engaged investor with deep experience in the healthcare space, who shares our Board’s confidence in the long-term potential of Catalent, and so we are pleased to work collaboratively with them. With that, I’d like to offer every assurance that our board of directors, management team, and I are collectively focused on executing on our mission to improve the lives of patients every day, while striving to create value for our many stakeholders. We have recently taken decisive actions to increase rigor and discipline throughout our business, including the appointment of a new CFO, Matti Masanovich.

Lastly, you may see increased media coverage about our Company over the next few days. Please do not let this be a distraction. Let’s stay focused on serving our customers and their patients. As a reminder, if you receive an external inquiry on this matter, please inform Paul Surdez on all investor-related inquiries and Bernie Clark on all media-related inquiries. As always, thank you for all you do for Catalent every day.

/s/ ALESSANDRO MASELLI

Given this note includes information regarding Catalent’s corporate governance and a number of Catalent employees are company shareholders, we are providing the following standard disclaimer information as required by law.

Important Additional Information and Where to Find It

The Company plans to file proxy materials with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s 2023 annual meeting of shareholders (the “2023 Annual Meeting”). Prior to the 2023 Annual Meeting, the Company will file a definitive proxy statement (the “Proxy Statement”) together with a proxy card. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain, free of charge, copies of the Proxy Statement, any amendments or supplements thereto and any other documents (including the proxy card) when filed by the Company with the SEC in connection with the 2023 Annual Meeting at the SEC’s website (http://www.sec.gov) or at the Company’s website https://investor.catalent.com/investor-home-center/default.aspx or by contacting Investor Relations by phone at (732) 537-6325, by email at investors@catalent.com.

Certain Information Regarding Participants

The Company, its directors and certain of its executive officers and other employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the 2023 Annual Meeting. Additional information regarding the identity of these potential participants, none of whom own in excess of one percent (1%) of the Company’s shares, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement and other materials to be filed with the SEC in connection with the 2023 Annual Meeting. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2022 annual meeting of shareholders (the “2022 Proxy Statement”), filed with the SEC on September 16, 2022. To the extent holdings of the Company’s securities by such potential participants (or the identity of such participants) have changed since the information printed in the 2022 Proxy Statement, such information has been or will be reflected on Statements of Change in Ownership on Forms 3 and 4 filed with the SEC. You may obtain free copies of these documents using the sources indicated above.